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                     April 4, 2023

       Jeff Tuder
       Chief Executive Officer
       Concord Acquisition Corp III
       477 Madison Avenue
       22nd Floor
       New York, NY 10022

                                                        Re: Concord Acquisition
Corp III
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 27,
2023
                                                            File No. 001-41013

       Dear Jeff Tuder:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jason T. Simon, Esq.